CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 18, 2000, relating to the financial statements and financial highlights which appear in the March 31, 2000 Annual Report to Shareholders of State Street Research High Income Fund and State Street Research Strategic Growth & Income Fund (series of State Street Research Income Trust) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
July 27, 2000